                                   EXHIBIT 5



                                December 31, 1996

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549


                  Re:  American Diversified Group, Inc.
                       Post-Effective Amendment to
                       Registration Statement on Form S-8

Gentlemen:

  I have been requested by American Diversified Group, Inc. (the "Registrant") to furnish an opinion as to matters hereinafter set forth in connection with the Post-Effective Amendment No. 1 to the Registration Statement on Form S-8, covering a total of 5,000,000 shares of common stock, which shares are being issued for services by the Registrant's President, Chief Executive Officer and a consultant, to the Registrant.

  In connection with this opinion, I have reviewed the filings of the Registrant incorporated by reference in the registration statement, and have determined that the Registrant is current in its reporting requirements under the Securities Exchange Act or 1934. I have further determined that the shares have been legally issued, and are fully paid and non-assessable shares of the Registrant. Further, the Registrant has duly authorized the issuance of the shares and the filing of this Post-Effective Amendment to the Registration Statement on Form S-8.

  I hereby consent to the inclusion of this opinion in the Post-Effective Amendment to the Registration Statement on Form S-8.



                                 Very truly yours,


                                 /s/ Thomas J. Craft
                                 -------------------
                                 Thomas J. Craft

                                      10